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                                                                     Exhibit 4.6

                                   TRANSLATION

                        FEDERAL COMMISSION OF ELECTRICITY

                                                   AGREEMENT NUMBER PIF-005/2003
                                            AMENDMENT AGREEMENT NUMBER 3 (THREE)

AMENDMENT AGREEMENT NUMBER 3 (THREE) TO THE MIXED AGREEMENT OF FINANCED PUBLIC WORK NUMBER PIF-005/2003, ENTERED INTO BY AND BETWEEN ON THE ONE PART COMISION FEDERAL DE ELECTRICIDAD (THE FEDERAL COMMISSION OF ELECTRICITY), REPRESENTED BY ENG. EUGENIO LARIS ALANIS, IN HIS CAPACITY AS DIRECTOR OF FINANCED INVESTMENT PROJECTS AND ON THE OTHER PART THE COMPANY CONSTRUCTORA INTERNACIONAL DE INFRAESTRUCTURA, S.A. DE C.V., REPRESENTED BY ENG. LUIS HORCASITAS MANJARREZ, IN HIS CAPACITY AS LEGAL REPRESENTATIVE, HEREINAFTER REFERRED TO AS THE "COMMISSION" AND THE "CONTRACTOR", RESPECTIVELY, ACCORDING TO THE FOLLOWING RECITALS AND CLAUSES:

                                    RECITALS

I. The PARTIES represent:

I.1 That on March 26, 2003, they executed the Mixed Agreement of Financed Public Work, recorded with the number PIF - 005/2003, legal instrument that shall hereinafter be referred to as the "Agreement", awarded to THE CONTRACTOR by means of the International Public Bidding Process, established by Articles 27, paragraph I, 28 and 30, paragraph II, 32, 33 and 45 of the Law of Public Works and Services Related to the Same, which purpose consists of: the execution of the Civil Works, Electromechanical Works and Associated Works, supply, engineering, manufacturing, transportation, installation, testing and start up of two equipped turbo-generator Units, of 375 MW of nominal power each, for the fall and expense of specified design and that is detailed in Section 8 of the Bidding Rules, Works that all together are named the El Cajon Hydroelectric Project, and which principal structures are located in the Municipalities of La Yesca and Santa Maria del Oro, in the State of Nayarit of Mexico.

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      The Works which consist in the Lump-sum Price Activities are described in detail in Exhibits OE-3, OE-4 and OE-5 of Section 4 of the Bidding Rules and are to be conducted under the lump-sum modality, inasmuch as the portion of the Works that correspond to the Lump-sum Activities are described in detail in Exhibit OE - 5A of Section 4 of the Bidding Rules and shall be executed under the base of unitary prices.

I.2 That the Price of the Agreement that THE COMMISSION agreed to pay to THE CONTRACTOR, agreed in Clause 9.1, was agreed to as total payment for the execution of the Works that correspond to the Lump-Sum Activities, the lump-sum price of US $682,517,584.80 Dollars (Six Hundred and Eighty Two Million Five Hundred and Seventeen Thousand Five Hundred and Eighty Four Dollars 80/100 Currency of the United States) plus Value Added Tax, and for the Unit Price Activities, the price of US $65,773,072.59 Dollars (Sixty Five Million Seven Hundred and Seventy Three Thousand Seventy Two Dollars 59/100 Currency of the United States) plus the corresponding value added tax.

I.3 That the beginning and development of the Works under the Execution Schedule, was agreed in Clause 13.1 of the "Agreement" in which THE CONTRACTOR was obliged to begin the works subject matter of the Agreement on March 26 2003 and to complete them on August 31st 2007, being the term for the completion of said works equal to 1620 days.

1.4 That on July 4 2003, THE PARTIES subscribed the Amendment Agreement number 1 to the Agreement (hereinafter "Amendment Agreement number 1"), pursuant to the provisions of Articles 59 of the Law of Public Works and Services Related to the same, and 69 and 79 of its Regulations, in order to, (i) increase the amount of the Agreement exclusively on the basis of Unitary Prices Activities, referred to by clause 9.1 and derived only from various extraordinary works and additional works, which were not originally contemplated in the scope of the Project nor in the original Execution Schedule (hereinafter the "Additional Works"); (ii) agree on the Execution Schedule for the Additional Works; (iii) commit to analyze and to conciliate the new Execution Schedule

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      and the displacement of Critical Events Dates, for the reasons therein established.

      That according to the provisions of Clause Third of the Amendment Agreement Number 1 THE COMMISSION and THE CONTRACTOR agreed to extend the original amount of the Unitary Prices Activities of the Agreement in the amount of $5,801,271.26 U.S. Dollars (Five million Eight Hundred and One Thousand Two hundred and seventy one Dollars 26/100 Currency of the United States), plus value added tax, which represented an increase of 8.82% (eight point eighty two per cent ) in connection with that originally agreed, resulting in an aggregate amount of the Agreement based on Unitary Prices of $71,574,343.85 U.S. Dollars (Seventy One Million Five Hundred and Seventy Four Thousand three hundred and forty three Dollars and 85/100) plus the corresponding value added tax, according to the budget of the Additional Works.

1.5 That on September 10, 2003, the PARTIES executed the Amendment Agreement Number 2 to the Agreement (hereinafter the "Amendment Agreement Number 2") in accordance with that established in Articles 59 of the Law of Public Works and Services Related to the Same, and 69 and 79 of its Regulations, in order to: (i) under the Sixth Clause of the Amendment Agreement Number 1, modify the original Execution Schedule due to the new date for the commencement of the Works that is April 24, 2003; (ii) agree to the displacement of the Critical Events Dates 1.1, 1.2, 1.3 and 1.4 established in Exhibit Number 3 of the Agreement, derived from the modifications to the contractual conditions that have ruled up to this date according to Clause 13.1 of the Agreement; (iii) recognize and pay, if applicable, under the modality of unit prices the Additional Costs related to the modifications of the original Execution Schedule, as a consequence of the late delivery and under different conditions to those established in the Bidding Rules and in the Agreement, of the portals of the diversion tunnels and the access road to the Site, for causes not imputable to THE CONTRACTOR and adjust the Lump-sum Activities because of the diminution to the length of the diversion tunnels and the reduction of the volume of the cofferdam in the upstream waters; (iv) approval in the event THE COMMISSION decides their completion, of the payment of the Associated

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      Additional Costs that derive from the Additional Works of Diversion under the modality of unitary prices for the building of the diversion tunnels and the pre- diversion tunnels by the left or right margins; (v) ratify in accordance with the Seventh Clause of the Amendment Agreement Number 1 that the Critical Event 1.4 of Exhibit 3 of the Agreement ceased to be a Punishable Critical Event.

In accordance with that established in the Sixth Clause of the Amendment Agreement Number 2 THE COMMISSION and THE CONTRACTOR agreed to increase the original amount of the Lump-sum Activities of the Agreement, due to the Additional Works of Diversion hereinafter described, subject to the condition that THE COMMISSION decides their execution:

      - The increase of resources and extension of the crossing tunnel equals the amount of US $ 1,810,899.51 Dollars (One Million Eight Hundred and Ten Thousand Eight Hundred and Ninety Nine Dollars 51/100 Currency of the United States; plus VAT;

      - Pre-diversion by the left bank equals the amount of US $ 2,969,437.75 Dollars (Two Million Nine Hundred and Sixty Nine Thousand Four Hundred and Thirty Seven Dollars 75/100 Currency of the United States) plus VAT;

      - In the event THE COMMISSION decides not to execute the pre-diversion by the left bank, this shall pay for the endoorment of said tunnel the amount of $ 338,578.50 Dollars (Three Hundred and Thirty Eight Thousand Five Hundred and Seventy Eight Dollars 50/100 Currency of the United States) plus VAT;

      - Pre-diversion by the right bank equals the amount of US $ 3,533,182.44 Dollars (Three Million Five Hundred and Thirty Three Thousand One Hundred and Eighty Two Dollars 44/100 Currency of the United States), plus VAT;

      - In the event THE COMMISSION decides not to execute the pre-diversion by the right bank, THE COMMISSION shall pay for the construction of the access road, the ramp and the endoorment of said tunnel the amount of US $ 1,662,411.00 Dollars (One Million Six Hundred and Sixty Two Thousand

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            Four Hundred and Eleven Dollars 00/100 Currency of the United
            States) plus VAT.

I.6 That the concept of Additional Costs agreed in the Amendment Agreement number 2 shall further include and without including any limitation whatsoever those derived from the following events:

      a) The change of the trace of the baseboard, stated in official communication number LECAJ 1502/AGN/523/2004 of THE COMMISSION and the note to the Binnacle 438 of Contention Works, which defined the design of the foundation of the baseboard and its geometry between points 9 and 11 due to the geological conditions found in the river bed, after the Competitive Bidding and the execution of the Agreement as it appears in section 8.2.1.3 of the Bidding Rules and to the questions and answers of the bidders in the clarifications meetings, specifically to question number 47 made at such meeting.

      b) The late commencement of the construction of the concrete face of the curtain for the reasons explained in the precedent paragraph.

1.7 That the Agreement and this Agreement are regulated by the Law of Public Works and Services Related to the same, its Regulations and other federal laws that result applicable, in accordance with Clause 31.1 of the Agreement.

1.8 That this instrument complies with the provisions of articles 59 of the Law of Public Works and Services Related to the Same, 69 and 79 of its Regulations where it stated that the Entities within their authorized investment plan, under their responsibility and due to express reasons duly grounded, may modify the mixed public works Agreements in those portions corresponding to the unitary prices by means of amendment agreements, provided that these, considered jointly or severally, do not surpass twenty five per cent of the amount or term agreed in the Agreement, do not imply essential variations to the original project, or they are entered to avoid in any manner the fulfillment of the Law or Treaties.

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II.   THE COMMISSION represents that:

      It determined that it is necessary to amend the Agreement, therefore the execution of an Amendment Agreement (hereinafter the "Amendment Agreement") is necessary by virtue of the following:

II.1 To define and comply with the agreement provided in the First Clause paragraph (iv) of the Sixth Clause of the Amendment Agreement number 2 and set forth in section 1.5 of the Representations of this Agreement, and to the petition of THE COMMISSION and THE CONTRACTOR by means official communication no. FSC-1083/03 dated October 29 2003, and to begin the construction of the pre-diversion tunnel of the right bank, being the same completed and diverting the river on December 29 2003, which allowed the conclusion of the cofferdam waters upstream before the beginning of the raining season of 2004, preventing therefore that the Date for the Completion of the Project is deferred for one year.

II.2 It has considered to recognize to THE CONTRACTOR the affectations to the Execution Schedule approved in the Amendment Agreement number 2, and the in last paragraph of the Fourth Clause, inasmuch as THE COMMISSION ordered THE CONTRACTOR the construction of the pre-diversion by the right bank by means of the official communication FSC-1083/03 of October 29 2003, which determined the completion of the cofferdam waters upstream before the beginning of the raining season 2004.

II.3 The geological conditions foreseen for the construction of diversion tunnel no.1 aggravated by the intersection with the crossing tunnel, affected the advance in the excavation of tunnel 1 itself, provided THE CONTRACTOR, first had to incorporate resources and thereafter extend the crossing until tunnel 2 in order to be able to comply with the conclusion before July 10 2004, and to open fronts by this second tunnel.

II.4 In the river bed, in the zone of the displacement of the baseboard, between points 9 and 11, geological conditions different to those informed in the

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      Bidding Rules, arose due to the presence of a fault-dam that was identified during the excavation of the river bed. This fault has been called "Calypso", and the solution by THE COMMISSION required a change of the project, in the structural trace and design of the baseboard.

      The foregoing is grounded in official communication number
      LECAJ1502/AGN/523/2004 of THE COMMISSION and the note of binnacle 438 of Contention Works, which define the structural trace and design of the foundation of the Baseboard.

II.5 Derived from the aforementioned representations, the Critical Events stated below were affected in the following manner:

      (i) Critical Event 1.3 "Beginning of the construction of the tunnel of access to the enginehouse" due to the impossibility of beginning the construction of the cofferdam downstream, that is integrated to the curtain and is made a part of the critical event.

      (ii) The critical event 1.5 "Beginning of the first stage of the pouring of the slabs of the concrete face of the curtain to an elevation of 296", due to the execution of the pre-diversion tunnel by the right bank and the geological conditions located in the river bed, at the zone of excavation of the baseboard, between points 9 and 11;

      (iii) Critical Event 1.6 "Conclusion of the second stage of the pouring of the slabs of the concrete face of the curtain to an elevation of 373.00", due to the reasons stated in the precedent paragraph.

      (iv) Critical Event 1.12 "Beginning of the first pouring at the enginehouse for the electromechanical mounting" for the reasons stated in paragraph (i).

II.6 Notwithstanding the rights and obligations of the parties derived from the Agreement to this date, the Critical Events 1.2, 1.3, 1.4, and 1.10 of
      Exhibit 3 of the Agreement have been fulfilled under the binnacle note no. 407 dated March 30 2004, set forth in commercial folio number 6 of book 6 of the diversion works; the Binnacle note no. 53 dated January 15 2004, stated in folio number 26 of book 1 of the generation works; the Binnacle note no. 414 dated July 15

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      2004, set forth in folio no. 27 of book 4 of the contention works and the
      Binnacle note number 10 dated August 23 2004, set forth in folio number 5 of book 1 of the pressure tubing, respectively.

II.7 The execution of this Agreement is justified by the reasons stated in the precedent representations, and other considerations contained in the technical opinion which is made a part of this Agreement as Exhibit 1.

III.  THE CONTRACTOR represents that:

III.1 It agrees and acknowledges the extent of the amendments and clarifications subject matter of this Agreement, that it has legal capacity and it has the necessary organization and elements to comply with the same.

III.2 For the amendment of the Execution Schedule, which is attached hereto as
      Exhibit 5, THE CONTRACTOR has considered the actual advance to this date in the tunnel of access to the enginehouse, pressure tubing, relief tunnel and oscillation drift, as well as the change of the foundation of the baseboard and its geometry between the points 9 and 11, therefore it shall apply all its expertise, capabilities, skills and resources to maintain as the date for the conclusion of the Project foreseen on August 31 2007 the start up of Units 1 and 2 on February 28 and May 31st, respectively.

Thereafter THE PARTIES hereto agree to the execution of this Agreement under the provisions of Article 59 of the Law of Public Works and Services Related to the same, 69 and 79 of its Regulations and any other applicable rules and legal provisions, and for such purposes they grant and submit to the following:

                                     CLAUSES

FIRST. - THE PARTIES agree that the subject matter of this Agreement is:

(i) To modify the Execution Schedule of the Amendment Agreement number 2, under the provisions of Second and Third Clauses and in the last paragraph

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      of the Fourth Clause of the Amendment Agreement number 2, as well as that stated in Recital number 1.6 and II of this Agreement and after having analyzed such geological conditions in the diversion tunnel no. 1, at the intersection with the crossing tunnel, the activities carried out for the execution of the pre-diversion by the left bank and the effect on the construction of the baseboard due to the Calypso fault, THE PARTIES agree to a new Execution Schedule for the Works attached hereto as Exhibit 5.

(ii) To recognize the actual amount of the Additional Related Costs, derived from the execution of the Additional Diversion Works, ordered by THE COMMISSION under the modality of unitary prices, for the execution of the diversion tunnels and the pre-diversion tunnel by the right bank, as well as the works ordered by THE COMMISSION, for the possible pre-diversion by the left bank.

(iii) To cancel the amounts of the Additional Diversion Works indicated in the Sixth Clause of the Amendment Agreement number 2, which execution was not necessary.

(iv) To recognize and pay, as the case may be, under the modality of unitary prices, the affectations of time and cost for the recovering of the schedule derived from that which has been stated in Representation number
      1.6 and the Representations of point II of this Agreement.

(v) To define the new Dates for the Critical Events number 1.3, 1.5, 1.6 and 1.12, provided in Exhibit number 3 of the Agreement, derived form the amendments to the contractual conditions that have applied until this date, according to Clauses 13.3 and 27.3 of the Second paragraph of the Agreement being attached hereto as Exhibit 4, replacing those indicated in
      Exhibit 3 of the Agreement.

(vi) To determine the average daily proceeds that THE CONTRACTOR, under the Execution Schedule, shall execute for each one of the materials that form the enrockment dam in each one of the stages of its construction process, in

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      order to comply with Critical Event 1.9 related to the "final closing of the diversion tunnels for the beginning of the filling of the impounding", which date is July 1st 2006, attached hereto as Exhibit 6.

SECOND. The new Execution Schedule of the Works, attached hereto as Exhibit 5 of this Agreement, includes the formats OE10, OE11, OE11A and OE13 (Calendarized activities net and critical route, Monthly Amount Schedule for the lump-sum portion and Unitary Prices and Calendarized Disbursement Schedule of the lump-sum portion of the monthly utilization of the materials and permanent installation equipment) and OT-7 (General Project Plan) which replace formats OE10, OE11, OE11A, OE13 and OT-7 of Exhibit 5 of the Amendment Agreement number 2, this adjustment is the result of the amendment of the Works Execution Schedule and is essential for the fulfillment of the other terms and conditions of the Agreement.

THE COMMISSION agrees, with the purpose of complying the aforementioned Schedules, that the construction of the concrete face of the curtain be carried out in three stages, in lieu of the two stages contemplated in the original planning, according to that established in the format OE10, attached to this document and according to this, the wording of Critical Events 1.5 and 1.6 changes in the following manner:

      1.5 Beginning of the first stage of the pouring of the slabs for the concrete face of the curtain to an elevation of 280.

      1.6 Termination of the third stage of the pouring of the slabs for the concrete face of the curtain to an elevation of 388.

THIRD. - According to Clause Sixth of the Amendment Agreement number 2 THE PARTIES acknowledge to increase the original amount of the unitary prices portion of the Agreement for the Additional Related Costs derived from the execution of the following Additional Diversion Works ordered by THE COMMISSION and that were actually completed:

(i) Extension of the crossing tunnel from the connection of the tunnel 1 to the tunnel 2 the amount of this Additional work equals $261,145.08 U.S. Dollars

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      (Two Hundred and Sixty One Thousand One Hundred and Forty Five Dollars
      08/100), plus VAT, according to the budget described in Exhibit 2 of this Agreement.

(ii) The execution of the pre-diversion by the right bank, the amount of this Additional Work equals $1,457,047.88 U.S. Dollars (One Million Four Hundred and Fifty Seven Thousand Forty Seven Dollars 88/100), plus VAT, according to the budget specified in Exhibit 3 of this Agreement.

According to the above, there is an increase with respect to the original amount of the Agreement Price in the portion related to the Unitary Prices Catalogue, in the amount of $1,718,192.96 U.S. Dollars (One Million Seven Hundred and Eighteen Thousand one Hundred and Ninety Two Dollars 96/100), which represents 2.6% (two point six percent) in increase with respect to the original amount of the Agreement Price in the portion related to Unitary Prices and a 11.43 % (eleven point forty three percent) accumulated with respect to the original amount of the Agreement Price in the portion regarding the Unitary Prices, resulting therefore an aggregate amount of the Unitary Prices Portion of the Agreement, the amount of $73,292,536.81 U.S. Dollars (Seventy Three Million Two Hundred and Ninety Two Thousand Five Hundred and Thirty Six Dollars 81/100) plus VAT.

THE PARTIES acknowledge that the aforementioned amounts in paragraphs (i) and
(ii) replace and cancel all the amounts provided in the Sixth Clause of the Amendment Agreement number 2, pending the conciliation, to be incorporated in another agreement, of the additional resources of the pre-diversion by the left and right banks.

FOURTH. - Notwithstanding the rights and obligations of the parties, derived form the Agreement THE COMMISSION acknowledges that the critical events 1.2, 1.3, 1.4, and 1.10 of Exhibit 3 of the Agreement have already been fulfilled.

FIFTH. - THE PARTIES agree that the new dates for the Critical Events 1.3, 1.5, 1.6, and 1.12 of Exhibit 3 of the Agreement, derived form the amendments to the covenants in effect to this date under Clause 13.1 of the Agreement, and that are

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attached hereto as Exhibit 4, replacing those indicated in Exhibit 3 of the
Agreement.

SIXTH. - THE CONTRACTOR according to the Execution Schedule shall place the average volumes provided in Exhibit 6 of this Agreement of each of the materials that form the enrockment dam in each one of the stages of its construction process.

SEVENTH. - Due to the delay that suffered the construction of tunnel 1, as consequence of the geological fault located at the intersection with the crossing tunnel and to the geological fault (Calypso) found in the river bed between points P9 and P11 of the baseboard, the beginning of the construction of the baseboard in the river bed was delayed, due to causes not imputable to THE CONTRACTOR.

THE PARTIES, agree to analyze also, the problems caused by the excavation of the channel of the so called outlet work, which product used to spill over the right bank and to review and authorize in due course, as the case may be, within sixty days of the filing of the petition by THE CONTRACTOR, the affectations that may arise, to comply with the date stated in critical event no. 1.9 on July 1st 2006. It is made clear that for the preparation of the Execution Schedule the days of the delay derived from these unforeseeable events were not take into account.

EIGHTH. The monthly advances of the concepts covered by this Agreement that correspond to works to be executed, including the Additional Costs mentioned in the First Clause Paragraph (ii) of this Agreement and the Additional Related Costs defined in the Amendment Agreement number 2, shall have the same treatment of recognition and form of payment as those set forth by the Agreement for the Unitary Prices Activities according to clauses 9.2, 10.1 and 13.4, THE COMMISSION will recognize them in an independent manner according to Exhibit 14 of the Agreement and to the First and Second Memorandum of Clarifications to the Agreement, that is to say, as if they were an event of recognition of advances in the construction provided in the economic format OE-11B.

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NINTH. For every Additional Costs, Additional Related Costs as they were defined in the Amendment Agreement number 2 and those additional costs derived from this Agreement, under section 1.6 of the Recitals and the First Clause paragraph (ii) of this Agreement, THE PARTIES commit to conciliate them within a term no longer than 60 days as of their submission by THE CONTRACTOR, who will include them in the Report of the Monthly Advance of the month following to that such conciliation is made.

TENTH.- According to the provisions of Representation III.1 of this Agreement, in the event that due to an Act of God or Force Majeur event or to a Governmental Force Majeur event or to an event of default by THE COMMISSION, the additional or outstanding works ordered by THE COMMISSION, Real Estate Rights, Site Conditions differing from the ones provided for the project in terms of section 8 of the Bidding Rules, prevent the obtaining of the results of the new Execution Schedule and this prevents the conclusion of the Critical Event 1.9 of
Exhibit 3 of the Agreement "Final Closing of the diversion tunnels for the beginning of the filing of the impounding", no later than on July 1st 2006, both Parties, according to that indicated in Clauses 26.5, 27.3 and other applicable of the Contract, shall analyze, conciliate and formalize a new Execution Schedule, including Exhibit 3 of the Agreement, within a term of thirty (30) days counted as of the date on which the termination of the Critical Event 1.9 of Exhibit 3 of the Agreement called "Final Closing of the diversion tunnels for the beginning of the filling of the impounding" should have taken place, for such purpose the possible limitations to the financing of THE CONTRACTOR should be taken into account, and that THE COMMISSION shall absorb, abiding to the Agreement, in the event that what is foreseen by this Clause arises, the financial costs of an extension to the Execution Schedule, considering the provisions of said Clause 26.5 of the Agreement and as of the expiration of the 60 days term provided for in the same and up to a term of the extension of the Execution Schedule agreed. In this case, the application of the penalties for THE CONTRACTOR foreseen in Clauses 13.6 and 26.1 of the Agreement shall not apply nor those of the Law of Public Works and Services Related to the same and its Regulations shall apply during the extension term agreed by THE PARTIES.

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ELEVENTH. - The PARTIES agree that the amount of the Compliance Guarantee granted by THE CONTRACTOR for an amount equivalent to ten percent (10 %) of he amount of the authorized investment for the second fiscal year, is sufficient to guarantee the due, proper and absolute fulfillment by THE CONTRACTOR of all its obligations derived from the Agreement and this Amendment Agreement for the current fiscal year, inasmuch as the Works Execution Schedule originally agreed was adjusted as consequence of that agreed in the Amendment Agreement.

TWELFTH. - The execution of this Agreement does not represent a waiver to the rights available to THE CONTRACTOR, derived from the execution of the works in the terms established in the Bidding Rules, in the Agreement, and in the Amendment Agreements numbers 1 and 2 nor of any other situation prior to the execution of this Amendment Agreement.

THIRTEENTH. - THE PARTIES agree that, except for that expressly provided for in this Amendment Agreement, the rest of the Clauses that are made a part of the Agreement and its Amendment Agreements are mandatory, and they shall rule in full force and effect.

The terms used with capital letters in this document shall have the same meaning as the one given to them in Clause 1.1 of the Agreement and in the First, Second and Third Amendment Agreements, except as otherwise expressly specified in this Amendment Agreement.

IN WITNESS OF THE ABOVE, THE PARTIES execute and deliver, through their legally authorized representatives, this Amendment Agreement, in six counterparts equally valid, in Mexico City, Federal District, on the 30th day of September two thousand and four.

By the "COMMISSION"                                 By the "CONTRACTOR"

(An illegible signature)                   (An illegible signature)
-------------------------------------      -------------------------------------

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MR. EUGENIO LARIS ALANIS                   MR. LUIS HORCASITAS MANJARREZ
MANAGER OF PROJECTS OF                     LEGAL REPRESENTATIVE
FINANCED INVESTMENTS



LIST OF EXHIBITS:

EXHIBIT Num. 1- Technical Report
EXHIBIT Num. 2- Extension of the crossing tunnel (catalogue)
EXHIBIT Num. 3- Pre-diversion by the right bank (Catalogue)
EXHIBIT Num. 4- Dates of Critical Events
EXHIBIT Num. 5- Works Schedule Amendment Agreement num. 3
EXHIBIT Num. 6- Results of collocation of materials in the curtain, to comply with Critical Event 1.9